Exhibit 23.1

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our report dated December 10, 2010, with respect to the consolidated financial statements included in the Annual Report of Key Technology, Inc. on Form 10-K for the year ended September 30, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Key Technology, Inc. on Form S-8 (File Nos. 33-71108, effective November 1, 1993; 333-2396, effective March 15, 1996; 333-128512, effective September 23, 2005; 333-50130, effective September 11, 2007; and 333-152506, effective July 24, 2008).

/s/ GRANT THORNTON LLP

Seattle, Washington
December 10, 2010